Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of Aditxt, Inc. of our report (which contains an explanatory paragraph relating to the Company’s ability to continue as a going concern as described in Note 1 to the consolidated financial statements) dated March 26, 2024, relating to the consolidated financial statements of Evofem Biosciences, Inc. and Subsidiaries as of and for the year ended December 31, 2023 appearing in the Amendment No. 1 to the Current Report on Form 8-K/A of Aditxt, Inc. filed on August 1, 2024. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ BPM LLP

Walnut Creek, California

September 6, 2024

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